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                                                                    Exhibit 99.1

STERIS CORPORATION
PRESS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

Contacts:     Gerard J. Reis, Vice President, Associate and Business Relations
              440-354-2600

                      STERIS ALLOWS ISOTRON OFFER TO LAPSE

         Mentor, Ohio (August 12, 1999) -- STERIS Corporation (NYSE:STE) today announced that is has allowed its recommended cash offer to purchase Isotron plc to lapse.

         Conditions to the offer included, among other things, valid acceptances being received by not later than 3:00 p.m. (UK time), August 11, 1999, in respect of not less than 90 percent of Isotron's issued share capital. Because only 60.4 percent of shareholder acceptances were received by the offer deadline, the Board of Directors of STERIS has concluded that it is not in the best interests of its shareholders to continue with an offer.

         Although STERIS expressed disappointment with the response to its offer for Isotron shares, the Company remains committed to its strategy of expanding its presence in infection prevention, contamination prevention, and microbial reduction, including contract sterilization services. STERIS has recently completed the acquisitions of Quality Sterilization Services and FoodLabs, Inc., and intends to actively pursue other opportunities.

         STERIS Corporation is a leading provider of infection prevention, contamination prevention, microbial reduction, and therapy support systems, products, services, and technologies to health care, scientific, research, food, and industrial Customers throughout the world. The Company has over 4,500 Associates (employees) worldwide, including more than 1,700 direct sales, service, and field support personnel. Customer Support facilities are located in major global market centers with production operations in the United States, Canada, Germany, Finland, and Sweden.


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STERIS Corporation
Press Announcement
August 12, 1999
Page 2

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         This press release contains statements concerning certain trends and other forward-looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There are many important factors that could cause actual results to differ materially from those in the forward-looking statements. Many of these important factors are outside STERIS's control. Changes in market conditions, including competitive factors and changes in government regulations, could cause actual results to differ materially from the Company's expectations. No assurance can be provided as to any future financial results. Other potentially negative factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the possibility that the continuing integration of acquired businesses will take longer than anticipated,
(b) the potential for increased pressure on pricing that leads to erosion in profit margins, (c) the possibility that market demand will not develop for new technologies, products, and applications, (d) the potential effects of fluctuations in foreign currencies, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company's products.



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